Exhibit 4.1

PROMISSORY NOTE

$280,000.00

February 8, 2024

For value received, BROWNIES MARINE GROUP, INC., a Florida corporation (the “Borrower”), promises to pay to the order of Charles F. Hyatt (the “Lender”), the principal amount of TWO HUNDRED EIGHTY THOUSAND AND NO/100THS DOLLARS ($280,000.00) pursuant the terms of this Promissory Note (the “Note”), with interest thereon as provided below.

1. Interest. Interest on the outstanding principal balance of this Note shall accrue, and shall be calculated, at the rate of nine-point nine percent (9.9%) per annum (the “Interest Rate”) from the date of this Note until paid in full. Interest shall be computed on the basis of actual days elapsed and a 365-day year and shall be payable in arrears.

2. Security; Payments. This Note shall be secured by ERC reimbursement funds. During the first six (6) months of the terms of this Note, interest payments on this Note shall be due and payable on a monthly basis in the amounts and dates set forth on the Payment Schedule attached to this Note (the “Payment Schedule”). This Note shall be payable in one (1) final balloon payment of all unpaid principal and accrued but unpaid interest on the date that is six (6) months after the date of the execution of this Note (the “Maturity Date”). The time period from the date of this Note through and including the satisfaction of all obligations under this Note is hereinafter referred to as the “Loan Term”. All payments against this Note shall be payable without setoff, deduction or demand and shall be made in lawful money of the United States of America at ____________________, or at such other place as Lender may from time to time designate in writing.

3. Application of Payments. Payments made under this Note shall be applied first to late charges, second to collection costs, third to accrued and unpaid interest and fourth to principal hereunder. Notwithstanding the foregoing, any payments received after the occurrence of and during the continuance of an Event of Default (as defined below) shall be applied in such manner as Lender may determine.

4. Default Rate. At Lender’s option and without prior notice, upon the occurrence of an Event of Default (as defined below) or at any time during the pendency of any Event of Default under this Note or any related loan documents, Lender may impose a default rate of interest (the “Default Rate”) equal to the lesser of (a) eighteen percent per annum (18%); and (b) the highest rate permitted under applicable law. The Default Rate shall remain in effect until the default has been cured and that fact has been communicated to and confirmed by Lender. Lender’s imposition of the Default Rate shall not constitute an election of remedies or otherwise limit Lender’s rights concerning other remedies available to Lender as a result of the occurrence of an Event of Default. In the event of a conflict between the provisions of this paragraph and any other provision of the Note or any related agreement, the provisions of this paragraph shall control. If a default rate is prohibited by applicable law, then the pre-default rate shall continue to apply after default or maturity.

5. Late Charge. If any installment of principal or interest due or becoming due pursuant to this Note is not received in full within ten (10) days after the due date therefor, then Lender may, at its option, assess and collect, and Borrower shall pay, a late charge equal to five percent (5%) of the past due sum. It is agreed that this “late charge” is reasonable in amount and is based upon the desire of Borrower and Lender to agree in advance on an amount to reimburse Lender for the anticipated expense it will incur as a result of any amount not being paid when due under this Note.

6. Prepayments. The Borrower may at its sole discretion have the privilege of prepaying this Note, in whole or in part, at any time without premium or penalty. Borrower shall provide Lender with written notice of Borrower’s intent to prepay in full of this Note at least five (5) business days prior to delivery of such prepayment in full to Lender. Any partial prepayment of this Note by Borrower shall have the effect of reducing the amount of the final balloon payment due hereunder but shall not delay the next scheduled payment due under this Note or reduce the next scheduled payment under this Note (except to the extent the principal amount hereunder has been reduced and thereby the amount of accrued but unpaid interest is also reduced)

7. Events of Default.

(a) Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(i) Any failure to pay any principal or interest under this Note when the same shall become due and payable and such failure continues for five (5) days after written notice thereof to Borrower, or the failure to pay any other sum due under this Note when the same shall become due and payable and such failure continues for five (5) days after written notice thereof to Borrower. No notice, however, shall be required after maturity of this Note.

(ii) Any failure or neglect to perform or observe any of the covenants, conditions or provisions of this Note, (other than a failure or neglect described in one or more of the other provisions of this Section 8(a)) and such failure or neglect continues unremedied for a period of thirty (30) days after written notice thereof to Borrower.

(iii) Any warranty, representation or statement contained in this Note, or made or furnished to Lender by or on behalf of Borrower, that shall be or shall prove to have been false when made or furnished.

(iv) The filing by Borrower (or against Borrower to which Borrower acquiesces or that is not dismissed within 45 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to Borrower; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of any Borrower.

(v) The insolvency of Borrower; or the execution by Borrower of an assignment for the benefit of creditors; or the convening by Borrower of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Borrower to pay its debts as they mature; or if Borrower is generally not paying its debts as they mature.

(vi) The admission in writing by Borrower that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(vii) The liquidation, termination or dissolution of Borrower.

(b) Acceleration. If an Event of Default shall occur, at the election of Lender, the full amount of this Note shall become immediately due and payable without notice or demand.

(c) Non-Exclusive Remedies. Upon the occurrence at any time of any Event of Default under this Note, without notice, demand or cure rights, except as specifically provided in this Note, Lender may exercise any right or remedy provided in this Note. During the existence of any such Event of Default, Lender may apply payments received against this Note (or under any instrument securing, evidencing, or relating to the indebtedness evidenced by this Note) as Lender may determine. After any Event of Default unless and until such Event of Default is cured satisfactorily to Lender in Lender’s sole discretion, Lender shall have the right, at its option and without any obligation, to exercise any remedy available to Lender under any applicable law. All of Lender’s rights and remedies under this Note shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender in its sole discretion may determine.

8. Waiver. No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion. Borrower, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note.

9. Further Assurances. The parties hereto agree to do all things deemed necessary by Lender in order to fully document the loan evidenced by this Note. The undersigned agree to assist in the cure of any defects in the execution, delivery or substance of this Note.

10. Costs of Collection. Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Lender’s rights hereunder or under any instrument relating to or securing payment of this Note, Borrower shall pay Lender its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, attorneys’ fees and expenses incurred by Lender in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings which in any way affects the exercise by Lender of its rights and remedies under this Note.

11. Usury. In no event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or retention of the money to be loaned hereunder (collectively, “Interest”) exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall result in Interest exceeding the limit for interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Lender should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Lender, be paid over to Borrower) and not to the payment of Interest.

12. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Arizona, without regard to its conflicts of laws principles.

13. Successors. The term “Borrower” as used herein shall include the original Borrower of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of Lender, provided that Lender may, at its option, consider the original Borrower of this Note alone as Borrower unless Lender has consented in writing to the substitution of another party as Borrower. The term “Lender” as used herein shall mean Lender, or, if this Note is transferred, the then holder(s) of this Note.

14. Invalidity. Invalidation of any of the provisions of this Note or of any article, paragraph, sentence, clause, phrase or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

15. Time of Essence. Time is of the essence in the performance of each and every obligation of Borrower.

16. Jurisdiction; Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal court sitting in the State of Florida and any state court sitting in the County of Broward, Florida, over any suit, action or proceeding arising out of or relating to this Note. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

17. Assignment. The obligations under this Note may not be assigned by Borrower without the written consent of the Lender.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER
BROWNIES MARIN GROUP, INC., a Florida corporation

/s/

PAYMENT SCHEDULE

Summary
Principal borrowed:	$280,000.00
Final Balloon Payment:	$280,000.00
Interest-only payment:	$2,310.00
*Total Repaid:	$293,860.00
*Total Interest Paid:	$13,860.00
Total Payments:	6
Annual interest rate:	9.9%
Payment Schedule
Date	Amount
3/8/2024	$2,310.00
4/8/2024	$2,310.00
5/8/2024	$2,310.00
6/8/2024	$2,310.00
7/8/2024	$2,310.00
8/8/2024	$282,310.00